Exhibit 99.1

CONTACT:	Susan Hubbard (650) 522-5715

For Immediate Release

GILEAD TO RAISE $300 MILLION FROM OFFERING OF CONVERTIBLE NOTES

Foster City, CA, December 12, 2002—Gilead Sciences (Nasdaq: GILD) today announced that it intends to raise approximately $300 million through an offering of five-year notes that are convertible into shares of Gilead common stock, subject to market and other conditions. The company may raise up to an additional $45 million upon exercise of an over-allotment option in connection with the offering.

Gilead expects to use the proceeds from the offering to augment its cash reserves in anticipation of the proposed merger with Triangle Pharmaceuticals, Inc. and for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act of 1933, as amended. The securities have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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